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PRESS RELEASE

April 15, 2020

Hood River Small-Cap Growth Fund Announces Change to Special Meeting of Shareholders

PORTLAND, Ore. April 15, 2020 /PRNewswire/ - Hood River Capital Management LLC (“Hood River”), investment adviser of the Hood River Small-Cap Growth Fund (the “Fund”), announced today, that in light of the developing situation with COVID-19 (coronavirus) and the travel advisories in place throughout the country, the special meeting of shareholders of the Fund scheduled to occur at the offices of the Fund’s administrator, U.S. Bank Global Fund Services, in Milwaukee, Wisconsin, on Monday, April 27, 2020 at 10:00 a.m. Central time will occur via a conference call format at that date and time. Due to current public health circumstances, the meeting will not be held in-person.

For those shareholders who wish to attend the conference call, please dial (800) 916-2280 (toll-free) and enter the access code 281-766-942.

More information about the Fund is available at www.hoodrivercapital.com or by calling (800) 497-2960.

Hood River Capital Management LLC

Hood River was established in January 2013 and offers investment advisory services to mutual funds, institutional accounts and individual investors.

Investors should carefully consider the Fund’s investment objective, risks, charges and expenses before investing. For a prospectus, which contains this and other important information about the Fund, please call 800-497-2960. Please read the prospectus carefully before investing or sending money.

Investments involve risk, principal loss is possible.

The Hood River Small Cap Growth Fund is distributed by Quasar Distributors, LLC. Hood River Capital Management LLC is the advisor to the Fund.